UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
(RULE 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

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FREEDOM CAPITAL CORPORATION

(Name of Registrant as Specified in its Charter)

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Freedom Capital Corporation
1560 Wilson Boulevard, Suite 450
Arlington, Virginia 22209
(703) 259-8204

NOTICE OF ACTION BY WRITTEN CONSENT AND INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN

May 12, 2016

Dear Stockholder:

This notice and accompanying Information Statement is being furnished to you as a holder of shares of common stock, par value $0.01 per share (“Common Stock”), of Freedom Capital Corporation, a Maryland corporation (the “Company”) to inform you of the approval of the actions described below taken by the unanimous written consent of the holders of the Company’s Common Stock: (i) the re-election of the following directors to serve one-year terms expiring at the 2017 annual meeting of stockholders: Jeffrey McClure, Liam Coakley, David Duhamel, Keith Hall and Steven Looney; and (ii) the ratification of RSM US, LLP (“RSM”) as the Company’s independent registered public accounting firm for the year ending December 31, 2016.

On May 11, 2016, the Company received a written consent of stockholders (the “Consent”) approving the re-election of each of the Company’s directors to serve one-year terms expiring at the 2017 annual meeting of stockholders. The Consent represented 100% of the Company’s issued and outstanding Common Stock and 100% of the aggregate voting power, as of the date of the Consent. No other vote of our stockholders is required. The board of directors of the Company (the “Board”) previously approved resolutions nominating for re-election each of the Company’s directors and to approve the engagement of RSM to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2016.

In accordance with Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the re-election of each of the Company’s directors will become effective no sooner than 20 calendar days after we mail this notice and the accompanying Information Statement to our stockholders.

The attached Information Statement is dated May 12, 2016 and is first being mailed to our stockholders on or about May 12, 2016. This notice and the accompanying Information Statement shall constitute notice to you of the action by written consent in accordance with Rule 14c-2 promulgated under the Exchange Act.

Sincerely,

Jeffrey McClure
President and Chief Executive Officer

i

Freedom Capital Corporation
1560 Wilson Boulevard, Suite 450
Arlington, Virginia 22209
(703) 259-8204

INFORMATION STATEMENT

Action by Unanimous Written Consent of Stockholders

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

GENERAL

This Information Statement is being furnished to you as a holder of shares of common stock, par value $0.001 per share (“Common Stock”), of Freedom Capital Corporation, a Maryland corporation, in connection with the action by unanimous written consent of the holders of our issued and outstanding shares of Common Stock taken without a meeting to approve the actions described in this Information Statement. In this Information Statement, all references to the “Company,” “we,” “us,” or “our” refer to Freedom Capital Corporation. We are mailing this Information Statement to our stockholders of record on or about May 12, 2016.

Pursuant to Rule 14c-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the actions described herein will not become effective until at least 20 calendar days following the date on which this Information Statement is first mailed to our stockholders.

The entire cost of furnishing this Information Statement will be borne by the Company.

Unanimous Action by Stockholders

The board of directors of the Company (the “Board”) previously approved resolutions (i) nominating for re-election each of the following directors to serve one-year terms expiring at the 2017 annual meeting of stockholders: Jeffrey McClure, Liam Coakley, David Duhamel, Keith Hall and Steven Looney; and (ii) the ratification of RSM US, LLP (“RSM”) as the Company’s independent registered public accounting firm for the year ending December 31, 2016. As of the close of business on May 11, 2016, the Record Date, we had approximately 11,111,11 shares of Common Stock outstanding. Each share of outstanding Common Stock is entitled to one vote.

On May 11, 2016 pursuant to Section 2-505 of the Maryland General Corporation Law (“MGCL”) and as provided by the Company’s Articles of Amendment and Restatement, the Company received written consent (the “Consent”) approving the re-election of each of the Company’s directors to serve one-year terms expiring at the 2017 annual meeting of stockholders and to ratify the engagement of RSM to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2016, from our stockholders holding an aggregate of approximately 11,111.11 shares of our Common Stock representing 100% of our outstanding shares of Common Stock.

ITEM 1. ELECTION OF DIRECTORS

Directors, Executive Officers and Corporate Governance

Directors

Information regarding our board of directors and directors is set forth below. We have divided the directors into two groups — interested directors and independent directors. The address for each director is c/o Freedom Capital Corporation, 1560 Wilson Boulevard, Suite 450, Arlington, VA 22209.

Name	Year of Birth	Director Since	Expiration of Term
Interested Directors
Jeffrey McClure	1965	2015	2017
Liam Coakley(1)	1966	2015	2017
Independent Directors
David Duhamel	1969	2015	2017
Keith Hall	1953	2015	2017
Steven Looney	1949	2015	2017

(1)	Director Liam Coakley is viewed as an interested person of Freedom Capital Investment Advisors, and consequently as an interested director, by reason of his ownership interest in Freedom Capital Investment Management LLC, an affiliate of Freedom Capital Investment Advisors.

Interested Directors

Jeffrey McClure.  Mr. McClure has served as our president and chief executive officer since our inception, and as chairman of our board of directors since March 2015. Mr. McClure served as a Managing Principal of the Velasco Group, a predecessor of The Bear Companies, from April 2002 to December 2004. Mr. McClure founded The Bear Companies in December 2004 to provide financing and advisory services to real estate and financial services companies through the debt, equity and structured finance markets. Since December 2004, Mr. McClure has served as a Managing Principal of The Bear Companies.

Under his direction, the firm has provided over $1.5 billion of capital to its target sectors; completed $800 million of restructuring transactions; and provided due diligence and loan valuation services on $5 billion of bank loan portfolios for government agencies and private sector clients. Mr. McClure also serves as a Managing Principal of Democracy Funding LLC, a wholly-owned subsidiary of The Bear Companies, and the dealer manager and our affiliate, since March 2005.

In 2005, Mr. McClure led The Bear Companies’ creation and capitalization of Kodiak Funding, LP through a strategic joint venture. He led the completion of two equity capital raises totaling over $250 million and two CDO transactions with total proceeds of over $1.5 billion. While The Bear Companies’ primary role was underwriting and structuring collateral, Mr. McClure also directed Kodiak’s interface with credit rating agencies, monoline insurers, warehouse lenders, investment banks and domestic and international investors.

Following the credit crisis, Mr. McClure led The Bear Companies’ push into corporate restructuring. His efforts have resulted in The Bear Companies’ role as dealer manager in over $500 million of bank holding company debt restructuring transactions and $300 million of nonbank finance company restructuring transactions. In addition, he has led the firm’s effort in developing its loan review and valuation practice, which has completed loan review assignments on over $5 billion of bank loan portfolios.

Prior to founding The Bear Companies, from November 1997 to March 2002, Mr. McClure was employed at Friedman Billings Ramsey, or FBR, serving most recently as a Managing Director in the Real Estate Investment Banking Group. While at FBR, Mr. McClure raised over $4 billion of debt and equity for real estate investment trusts and real estate companies through public offerings and private placements. Mr. McClure was employed by Federal Home Loan Mortgage Corporation (Freddie Mac) as an Asset Resolution Specialist from May 1991 until August 1993. Prior to Freddie Mac, Mr. McClure held various roles at the Federal Savings and Loans Insurance Corporation and the Federal Deposit Insurance Corporation

from August 1988 until May 1991. Mr. McClure graduated from Texas A&M University with a BBA in Finance and received a Juris Doctor with distinction from George Mason University School of Law. He is an inactive member of the Virginia Bar.

Liam F. Coakley.  Liam Coakley, a director, is currently Co-President of C. J. Coakley Co., Inc., a commercial interior contractor that works throughout the Washington D.C. metropolitan area as well as in Richmond, Virginia, Norfolk, Virginia, and Baltimore, Maryland. Mr. Coakley has been with C. J. Coakley since May 1990. During the past 50 years, C.J. Coakley has completed hundreds of high profile construction projects for the private sector and public sector clients including at Ft. McNair, Ft. Meyer and Andrew’s Air Force Base. Mr. Coakley has overseen projects at the Redskins Stadium, Dulles International Airport, IRS National Headquarters in New Carrollton, Maryland, and the Health Care Finance Administration in Baltimore, Maryland. Mr. Coakley graduated from Marymount University with a B.S. in Business Management. Mr. Coakley served on the Marymount Alumni Advisory Committee for several years and was awarded Outstanding Recent Alumnus Award in 2003.

Independent Directors

David R. Duhamel, M.D., FCCP.  David Duhamel is partner at Pulmonary Medical Associates of Northern Virginia where he is the leading interventional pulmonologist. Dr. Duhamel has been with Pulmonary Medical Associates since June 2002. In addition, he serves as director of numerous divisions and units at Virginia Hospital Center, one of the leading hospitals in the Washington, D.C. region and named one of America’s 100 Top Hospitals by Truven Health Analytics. Dr. Duhamel’s hospital responsibilities include serving as director of the Pulmonary Special Procedures Unit, the Lung Cancer Center and Outpatient Oncology Services. He is a Clinical Associate Professor at Georgetown University Hospital and is a frequent speaker at national conferences, published author and is the recipient of numerous professional awards. Dr. Duhamel graduated cum laude from Georgetown University with a B.S. in biology and received an M.D. from the Georgetown University School of Medicine, where he served as chief resident.

Keith Hall.  Keith Hall is the managing partner of J.C. Hall & Associates, a closely held private investment and advisory firm, and has been with J.C. Hall & Associates since September 2007. Mr. Hall serves as an independent director of and strategic consultant to companies chiefly in the technology, finance and media sectors. He has served as Chief Financial Officer at four public companies, including at LendingTree.com from June 1999 to September 2007, where he led the firm’s successful IPO, one of four IPOs he has been involved with. Since November 2012, he has served as director and chairman of the audit committee for TheStreet.com, a leading provider of online financial news. Since May 2008, he has also served as chairman of the board of directors for Tectura, a provider of business software and consulting services. Mr. Hall has served as director for other companies in the past, including Polymer Group, Inc., MTM Technologies, Inc., and CoreLogic, Inc. Mr. Hall graduated from Coe College with a B.A. degree in Economics and Business Administration and received an M.B.A. from Harvard Business School.

Steven M. Looney, J.D. & CPA.  Steven Looney is a Managing Director of Peale Davies & Co. Inc., a consulting firm with particular expertise in change management and operating margin improvement, and is a CPA and an attorney. Mr. Looney has been with Peale Davies & Co. Inc. since January 2006. Mr. Looney is a director of Saratoga Investment Corp. (NYSE: SAR), a publicly traded Business Development Corporation, where he serves as the chairman of the audit committee. He serves as a consultant and director to numerous other companies in the healthcare, manufacturing and technology services industries, including WH China Inc. and Vayon Group Ltd. Between February 2000 and December 2005, he served as Senior Vice President and Chief Financial Officer of PCCI, Inc., a private IT staffing and outsourcing firm. Between June 1992 and January 2000, Mr. Looney worked at WH Industries as Chief Financial and Administrative Officer. Mr. Looney also serves as a director of Excellent Education for Everyone, a nonprofit organization promoting education reform. Mr. Looney graduated summa cum laude from the University of Washington with a B.A. degree in Accounting and received a J.D. from the University of Washington School of Law where he was a member of the law review.

Executive Officers

The following persons serve as our executive officers in the following capacities:

The address for each executive officer is c/o Freedom Capital Corporation, 1560 Wilson Boulevard, Suite 450, Arlington, VA 22209.

Name	Year of Birth	Positons Held
Jeffrey McClure	1965	President and Chief Executive Officer
Perpetua Seidenberg	1990	Chief Compliance Officer
Robert Amweg	1953	Chief Financial Officer, Vice President, Treasurer and Secretary

Executive Officers Who are Not Directors

Perpetua Seidenberg.  Perpetua Seidenberg has served as a Director of Compliance at Vigilant Compliance, LLC since March 2014 and as an Associate at Vigilant Compliance, LLC from September 2010 to September 2012. Ms. Seidenberg is a Certified Public Accountant and was an auditor with PricewaterhouseCoopers LLP (“PwC”), in the investment management industry, from September 2012 to March 2014. Ms. Seidenberg graduated summa cum laude from La Salle University in 2012 with a Master’s degree in Business Administration and received a Bachelor of Science degree in Accounting in 2011. Ms. Seidenberg was also a member of the LaSalle Honors Program and a member of Beta Gamma Sigma. Ms. Seidenberg is also a member of the American Institute of CPAs.

Robert Amweg.  Robert Amweg is a Certified Management Accountant with investment and financial services experience. Mr. Amweg has served as a Director with Vigilant Compliance LLC since August 2013. Mr. Amweg was a consultant to the financial services industry from September 2012 to December 2014 and he served as the Chief Financial Officer of Turner Investments LLC, an SEC registered investment management firm from 2007 to 2012. Mr. Amweg received his Bachelor of Science in Mathematics from Susquehanna University, Master of Mathematics and Statistics from Montclair University and Master in Business Administration and Finance from Fordham University.

Committees of the Board of Directors

Our board of directors has the following committees:

Attendance at Board Meetings and the Annual Stockholder Meeting

The Board held three meetings during the fiscal year ended December 31, 2015. Each of our incumbent directors attended at least 75% of the aggregate total number of meetings of the Board held during the period for which he served as a director and of the aggregate total number of meetings held by all committees of the Board on which he served during the periods in which he served.

Audit Committee

The audit committee is responsible for selecting, engaging and discharging our independent accountants, reviewing the plans, scope and results of the audit engagement with our independent accountants, approving professional services provided by our independent accountants (including compensation therefor), reviewing the independence of our independent accountants and reviewing the adequacy of our internal controls over financial reporting. The members of the audit committee are Messrs. Duhamel, Hall and Looney, all of whom are independent. Mr. Hall serves as the chairman of the audit committee. Our board of directors has determined that Mr. Hall is an “audit committee financial expert” as defined under SEC rules. The audit committee met two times during 2015.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee selects and nominates directors for election by our stockholders, selects nominees to fill vacancies on our board of directors or a committee thereof, develops and recommends to our board of directors a set of corporate governance principles and oversees the evaluation of our board of directors. The nominating and corporate governance committee considers candidates suggested by its members and other directors, as well as our management and stockholders. A stockholder who wishes to recommend a prospective nominee for our board of directors must provide notice to our corporate secretary in accordance with the requirements set forth in our bylaws. The members of the nominating and corporate governance committee are Messrs. Duhamel, Hall and Looney, each of whom are independent. Mr. Looney serves as chairman of the nominating and corporate governance committee.

Compensation of Directors

Our directors who do not also serve in an executive officer or interested director capacity for us, Freedom Capital Investment Advisors, the dealer manager or a sub-adviser, if any, or who are otherwise affiliated therewith, will be entitled to receive annual cash retainer fees, fees for attending in-person board and committee meetings and annual fees for serving as a committee chairperson, determined based on our net assets as of the end of each fiscal quarter. These directors are Messrs. Duhamel, Hall and Looney. Amounts payable under the arrangement will be determined and paid quarterly in arrears as follows:

Net Assets	Annual Cash Retainer	Board/ Committee Meeting Fee	Annual Chairperson Fee
$0 to $100 million	$12,000	$500	$1,000
$100 million to $300 million	$25,000	$1,000	$5,000
$300 million to $500 million	$40,000	$1,000	$5,000
$500 million to $1 billion	$60,000	$1,500	$20,000
> $1 billion	$80,000	$2,500	$25,000

We will also reimburse each of the above directors for all reasonable and authorized business expenses in accordance with our policies as in effect from time to time, including reimbursement of reasonable out-of-pocket expenses incurred in connection with attending each board meeting and each committee meeting not held concurrently with a board meeting.

We will not pay compensation to our directors who also serve in an executive officer or interested director capacity for us, Freedom Capital Investment Advisors, the dealer manager or a sub-adviser, if any, or who are otherwise affiliated therewith.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Exchange Act, our directors and executive officers, and any persons holding more than 10% of our shares, are required to report their beneficial ownership and any changes therein to the SEC and the Company. Specific due dates for those reports have been established, and we are required to report herein any failure to file such reports by those due dates. Based on our review of Forms 3, 4 and 5 filed by such persons and information provided by the Company’s directors and executive officers, the following Section 16 reports were not timely filed with the SEC: Initial Statement of Beneficial Ownership of Securities on Form 3 by Freedom Capital Investment Management LLC, as a 5% holder of our shares; Jeffrey McClure, Robert F. Amweg and Perpetua Seidenberg, our executive officers; and, Liam Coakley, Keith Hall, David Duhamel and Steven Looney, our directors.

Code of Ethics

We and Freedom Capital Investment Advisors have each adopted a code of ethics pursuant to Rule 17j-1 under the 1940 Act that, among other things, establishes procedures for personal investments and restricts certain personal securities transactions. Personnel subject to the code may invest in securities for their personal investment accounts, including securities that may be purchased or held by us, so long as such investments are made in accordance with the code’s requirements. Our code of ethics is attached as an exhibit to this Annual Report on Form 10-K. You may also read and copy our code of ethics at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (202) 551-8090. In addition, our code of ethics is available on our website at http://freedomcapitalfunds.com and on the EDGAR Database on the SEC’s Internet site at www.sec.gov.

You may also obtain a copy of our code of ethics, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, Washington, D.C. 20549.

Compensation of Our Executive Officers

Our executive officers do not receive any direct compensation from us. We do not currently have any employees and do not expect to have any employees. Services necessary for our business are provided by individuals who are employees of Freedom Capital Investment Advisors or by individuals who were contracted by us or by Freedom Capital Investment Advisors to work on behalf of us, pursuant to the terms of the investment advisory and administrative services agreement. Each of our executive officers is an employee of Freedom Capital Investment Advisors or an outside contractor, and the day-to-day investment operations and administration of our portfolio are managed by Freedom Capital Investment Advisors. In addition, we will reimburse Freedom Capital Investment Advisors for our allocable portion of expenses incurred by Freedom Capital Investment Advisors in performing its obligations under the investment advisory and administrative services agreement, including the allocable portion of the cost of our officers and their respective staffs determined under the investment advisory and administrative services agreement.

Under the terms of the investment advisory and administrative services agreement, upon satisfaction of the minimum offering requirement, Freedom Capital Investment Advisors will become entitled to receive 1.5% of gross proceeds raised in our continuous public offering until all organization and offering costs funded by Freedom Capital Investment Advisors or its affiliates have been recovered.

The investment advisory and administrative services agreement provides that Freedom Capital Investment Advisors and its officers, managers, controlling persons and any other person or entity affiliated with it acting as our agent will not be entitled to indemnification (including reasonable attorneys’ fees and amounts reasonably paid in settlement) for any liability or loss suffered by Freedom Capital Investment Advisors or such other person, nor will Freedom Capital Investment Advisors or such other person be held harmless for any loss or liability suffered by us, unless: (1) Freedom Capital Investment Advisors or such other person has determined, in good faith, that the course of conduct which caused the loss or liability was in our best interests; (2) Freedom Capital Investment Advisors or such other person was acting on behalf of or performing services for us; (3) the liability or loss suffered was not the result of negligence or misconduct by Freedom Capital Investment Advisors or such other person acting as our agent; and (4) the indemnification or agreement to hold Freedom Capital Investment Advisors or such other person harmless for any loss or liability is only recoverable out of our net assets and not from our stockholders.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

We have entered into an investment advisory and administrative services agreement with Freedom Capital Investment Advisors. Pursuant to the investment advisory and administrative services agreement, we will pay Freedom Capital Investment Advisors a base management fee and an incentive fee.

Our executive officers and certain of our directors who perform services for us on behalf of Freedom Capital Investment Advisors are also officers, trustees, managers, and/or key professionals of the dealer manager and other affiliated entities. These persons have legal obligations with respect to those entities that are similar to their obligations to us. In the future, these persons and other affiliates of Freedom Capital Investment Advisors may organize other investment programs and acquire for their own account investments that may be suitable for us. In addition, Freedom Capital Investment Advisors may grant equity interests in itself to certain management personnel performing services for Freedom Capital Investment Advisors.

Prior to the occurrence of a liquidity event, all future transactions with affiliates of ours will be on terms no less favorable than could be obtained from an unaffiliated third party and must be approved by a majority of our directors, including a majority of our independent directors.

Allocation of Freedom Capital Investment Advisors’ Time

We rely on Freedom Capital Investment Advisors to manage our day-to-day activities and to implement our investment strategy. Freedom Capital Investment Advisors and certain of its affiliates are presently, and plan in the future to continue to be, involved with activities which are unrelated to us. As a result of these activities, Freedom Capital Investment Advisors, its employees and certain of its affiliates will have conflicts of interest in allocating their time between us and other activities in which they are or may become involved. Freedom Capital Investment Advisors and its employees will devote only as much of its or their time to our business as Freedom Capital Investment Advisors and its employees, in their judgment, determine is reasonably required, which may be substantially less than their full time. Therefore, Freedom Capital Investment Advisors, its personnel and certain affiliates may experience conflicts of interest in allocating management time, services and functions among us and any other business ventures in which they or any of their key personnel, as applicable, are or may become involved. This could result in actions that are more favorable to other affiliated entities than to us.

However, we believe that the members of Freedom Capital Investment Advisors’ senior management and the other key investment professionals have sufficient time to fully discharge their responsibilities to us and to the other businesses in which they are involved. We believe that our affiliates and executive officers will devote the time required to manage our business and expect that the amount of time a particular executive officer or affiliate devotes to us will vary during the course of the year and depend on our business activities at the given time. Because we have not commenced operations, it is difficult to predict specific amounts of time an executive officer or affiliate will devote to us. We expect that our executive officers and affiliates will generally devote more time to programs raising and investing capital than to programs that have completed their offering stages, though from time to time each program will have its unique demands.

Allocation of a Sub-Adviser’s Time

We may rely, in part, on a sub-adviser to assist in identifying investment opportunities and making investment recommendations to Freedom Capital Investment Advisors. A sub-adviser, if any, its affiliates and their respective members, partners, officers and employees may devote as much of their time to our activities as they deem necessary and appropriate. A sub-adviser, if any, and its affiliates are not restricted from forming additional investment funds, from entering into other investment advisory relationships or from engaging in other business activities, even though such activities may be in competition with us and/or may involve substantial time and resources of a sub-adviser. Also, in connection with such business activities, a sub-adviser, if any, and its affiliates may have existing business relationships or access to material, non-public information that may prevent them from recommending investment opportunities that would otherwise fit within our investment objectives. All of these factors could be viewed as creating a conflict of interest in that the time and effort of the members of a sub-adviser, if any, its affiliates and their officers and employees may not be devoted exclusively to our business but may be allocated between us and the management of the assets of other advisees of such sub-adviser and its affiliates.

Competition and Allocation of Investment Opportunities

Concurrent with our continuous offering, employees of Freedom Capital Investment Advisors may simultaneously provide investment advisory services to other accounts. Currently, Freedom Capital Investment Advisors does not engage in market transactions where order aggregation may arise, as Freedom Capital Investment Advisors does not presently have any client other than us but may and intends to have additional clients in the future that may have investment objectives similar to ours.

Subject to certain 1940 Act restrictions on co-investments with affiliates, Freedom Capital Investment Advisors may determine it appropriate for us and one or more other investment accounts managed by Freedom Capital Investment Advisors, a sub-adviser, if any, or any of their respective affiliates to participate in an investment opportunity. For example, we generally will not be permitted to co-invest with certain entities affiliated with Freedom Capital Investment Advisors or a sub-adviser, if any, in transactions originated by Freedom Capital Investment Advisors or a sub-adviser or their respective affiliates unless we obtain an exemptive order from the SEC. We presently do not have exemptive relief under the 1940 Act to engage in such co-investments. Consequently, we can only co-invest alongside Freedom Capital Investment Advisors or a sub-adviser or their respective affiliates in accordance with existing regulatory guidance and the allocation policies of Freedom Capital Investment Advisors, a sub-adviser and their respective affiliates, as applicable. To the extent we are able to make co-investments with investment accounts managed by Freedom Capital Investment Advisors, a sub-adviser, if any, or their respective affiliates, these co-investment opportunities may give rise to conflicts of interest or perceived conflicts of interest among us and the other participating accounts. In addition, conflicts of interest or perceived conflicts of interest may also arise in determining which investment opportunities should be presented to us and other participating accounts.

To mitigate these conflicts, Freedom Capital Investment Advisors will seek to execute such transactions on a fair and equitable basis and in accordance with its allocation policies, taking into account various factors, which may include: the source of origination of the investment opportunity; investment objectives and strategies; tax considerations; risk, diversification or investment concentration parameters; characteristics of the security; size of available investment; available liquidity and liquidity requirements; regulatory restrictions; and/or such other factors as may be relevant to a particular transaction. If investment opportunities are not allocable among us and other clients of Freedom Capital Investment Advisors because only one account may partake in such an opportunity at one time, investment opportunities will be allocated on a rotational basis among all clients of Freedom Capital Investment Advisors, including us, that are eligible to participate in such opportunities. Freedom Capital Investment Advisors will also utilize the allocation policies described above if we co-invest with other clients of Freedom Capital Investment Advisors, a sub-adviser and their respective affiliates in transactions where price is the only negotiated point. We are prohibited from engaging in co-investment transactions where terms other than price are to be negotiated unless we obtain exemptive relief from the SEC. There can be no assurance that if we apply for such exemptive relief, it will be granted.

Affiliated Dealer Manager

The dealer manager is an affiliate of Freedom Capital Investment Advisors. This relationship may create conflicts in connection with the dealer manager’s due diligence obligations under the federal securities laws. Although the dealer manager will examine the information in this prospectus for accuracy and completeness, due to its affiliation with Freedom Capital Investment Advisors, no independent review of us will be made in connection with the distribution of our shares in our offering. In addition, the dealer manager is entitled to compensation in connection with our offering.

Expense Support and Conditional Reimbursement Agreement

Pursuant to the expense support and conditional reimbursement agreement (the “Expense Reimbursement Agreement”), Freedom Capital Investment Advisors has agreed to reimburse us for expenses in an amount that is sufficient to ensure that no portion of our distributions to stockholders will be paid from our offering proceeds or borrowings so that our distributions will not constitute returns of capital for generally accepted accounting principles purposes. Freedom Capital Investment Advisors is under no obligation to waive its fees and reimburse certain of our expenses to prevent our distributions from constituting returns of capital for tax purposes. However, because certain investments we may make, including preferred and common equity investments, may generate distributions to us that are treated for tax purposes as a return of capital, a portion of our distributions to stockholders may exceed our earnings and also be deemed to constitute a return of capital for tax purposes. Under those circumstances, Freedom Capital Investment Advisors will not reimburse us for the portion of such distributions to stockholders that represent a return of capital for tax purposes, as the purpose of the expense reimbursement arrangement is not to provide tax-advantaged distributions to stockholders.

Under the Expense Reimbursement Agreement, Freedom Capital Investment Advisors will reimburse us for expenses in an amount equal to the difference between our cumulative distributions paid to our stockholders in each quarter, less the sum of our net investment company taxable income, net capital gains and dividends and other distributions paid to us on account of preferred and common equity investments in portfolio companies (to the extent such amounts are not included in net investment company taxable income or net capital gains) in each quarter.

Pursuant to the Expense Reimbursement Agreement, we will have a conditional obligation to reimburse Freedom Capital Investment Advisors for any amounts funded by Freedom Capital Investment Advisors under such agreement if (and only to the extent that), during any fiscal quarter occurring within three years of the date on which Freedom Capital Investment Advisors funded such amount, the sum of our net investment company taxable income, net capital gains and the amount of any dividends and other distributions paid to us on account of preferred and common equity investments in portfolio companies (to the extent not included in net investment company taxable income or net capital gains) exceeds the distributions paid by us to stockholders; provided, however, that (i) we will only reimburse Freedom Capital Investment Advisors for expense support payments made by Freedom Capital Investment Advisors to the extent that the payment of such reimbursement (together with any other reimbursement paid during such fiscal year) does not cause “other operating expenses” (as defined below) (on an annualized basis and net of any expense reimbursement payments received by us during such fiscal year) to exceed the lesser of (A) 1.75% of our average net assets attributable to shares of our common stock for the fiscal year-to-date period after taking such payments into account and (B) the percentage of our average net assets attributable to shares of our common stock represented by “other operating expenses” during the fiscal year in which such expense support payment from Freedom Capital Investment Advisors was made (provided, however, that this clause (B) shall not apply to any reimbursement payment which relates to an expense support payment from Freedom Capital Investment Advisors made during the same fiscal year) and (ii) we will not reimburse Freedom Capital Investment Advisors for expense support payments made by Freedom Capital Investment Advisors if the annualized rate of regular cash distributions declared by us at the time of such reimbursement payment is less than the annualized rate of regular cash distributions declared by us at the time Freedom Capital Investment Advisors made the expense support payment to which such reimbursement relates. “Other operating expenses” means our total “operating expenses” (as defined below), excluding base management fees, incentive fees, organization and offering expenses, financing fees and costs, interest expense, brokerage commissions and extraordinary expenses. “Operating expenses” means all operating costs and expenses incurred, as determined in accordance with GAAP for investment companies.

We or Freedom Capital Investment Advisors may terminate the Expense Reimbursement agreement at any time. Freedom Capital Investment Advisors has indicated that it expects to continue such reimbursements until it deems that we have achieved economies of scale sufficient to ensure that we bear a reasonable level of expenses in relation to our income.

The specific amount of expenses reimbursed by Freedom Capital Investment Advisors, if any, will be determined at the end of each quarter. Upon termination of the Expense Reimbursement agreement by Freedom Capital Investment Advisors, Freedom Capital Investment Advisors will be required to fund any amounts accrued thereunder as of the date of termination and will not be eligible for reimbursement of such amounts. Similarly, our conditional obligation to reimburse Freedom Capital Investment Advisors pursuant to the terms of the Expense Reimbursement Agreement shall survive the termination of such agreement by either party.

Freedom Capital Investment Advisors is controlled by our chairman, president and chief executive officer, Jeffrey McClure. There can be no assurance that the Expense Reimbursement Agreement will remain in effect or that Freedom Capital Investment Advisors will reimburse any portion of our expenses in future quarters.

Investments

As a BDC, we may be limited in our ability to invest in any portfolio company in which any fund or other client managed by Freedom Capital Investment Advisors, a sub-adviser, if any, or any of their respective affiliates has an investment. We may also be limited in our ability to co-invest in a portfolio company with Freedom Capital Investment Advisors, a sub-adviser, if any, or one or more of their respective affiliates. In general, we may not invest in general partnerships or joint ventures with affiliates (other than publicly registered affiliates) unless we meet several conditions, including that there are no duplicate fees to Freedom Capital Investment Advisors and a sub-adviser, if any. As a result, we could be limited in our ability to invest in certain portfolio companies in which a sub-adviser, if any, or its affiliates are investing or are invested. Our ability to invest in general partnerships or joint ventures with non-affiliates that own specific assets is also subject to several conditions, including requirements that we own a controlling interest in any entity, and that no duplicate fees are allowed to Freedom Capital Investment Advisors and a sub-adviser, if any.

Appraisal and Compensation

Our charter provides that, in connection with any transaction involving a merger, conversion or consolidation, either directly or indirectly, involving us and the issuance of securities of a surviving entity after the successful completion of such transaction, or “roll-up,” an appraisal of all our assets will be obtained from a competent independent expert which will be filed as an exhibit to the registration statement registering the roll-up transaction. Such appraisal will be based on all relevant information and shall indicate the value of our assets as of a date immediately prior to the announcement of the proposed roll-up. The engagement of such independent expert shall be for the exclusive benefit of our stockholders. A summary of such appraisal shall be included in a report to our stockholders in connection with a proposed roll-up. All stockholders will be afforded the opportunity to vote to approve such proposed roll-up, and shall be permitted to receive cash in an amount of such stockholder’s pro rata share of the appraised value of our net assets.

Capital Contribution by Freedom Capital Investment Management LLC

In December 2014, pursuant to a private placement, Freedom Capital Investment Management LLC, contributed an aggregate of $100,000, which was used in its entirety to purchase approximately 11,111.110 shares of common stock at $9.00 per share, which represents the initial public offering price of $10.00 per share, net of selling commissions and dealer manager fees. Freedom Capital Investment Management has agreed not to tender these shares for repurchase as long as it remains an affiliate of our investment adviser.

BENEFICIAL OWNERSHIP OF EQUITY SECURITIES

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Security Owner of Certain Beneficial Owners

	Shares Beneficially Owned as of May 11, 2016
Name and Address of Beneficial Owner(1)	Number of Shares	Percentage(2)
Freedom Capital Investment Management LLC(3)	11,111.110	100%

(1)	The beneficial owner’s address is c/o Freedom Capital Corporation, 1560 Wilson Boulevard, Suite 450, Arlington, VA 22209.
(2)	Based on a total of 11,111.110 Shares issued and outstanding on May 11, 2016.
(3)	The beneficial owner is wholly-owned and controlled by Mr. Jeffrey McClure and his wife, Melinda McClure.

Security Ownership of Management

Shares Beneficially Owned as of May 11, 2016
Name and Address of Beneficial Owner(1)	Number of Shares	Percentage(2)
Interested Directors:
Jeffrey McClure(3)	11,111.110	100%
Liam Coakley	—	—
Independent Directors:
David Duhamel	—	—
Keith Hall	—	—
Steven Looney	—	—
Executive Officers:
Perpetua Seidenberg	—	—
Robert Amweg	—	—
All Directors and Executive Officers (7 persons)	11,111.110	100%

(1)	The address of each beneficial owner is c/o Freedom Capital Corporation, 1560 Wilson Boulevard, Suite 450, Arlington, VA 22209.
(2)	Based on a total of 11,111.110 Shares issued and outstanding on May 11, 2016.
(3)	All shares are held through Freedom Capital Investment Management LLC, a limited liability company wholly-owned and controlled by Mr. Jeffrey McClure and his wife, Melinda McClure.

ITEM 2. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

RSM US LLP (formerly known as McGladrey LLP), an independent registered public accounting firm located at 919 East Main Street, Suite 1800 Richmond, VA 23219, has served as our independent public accountant since the Company’s inception.

Independent Public Accountant’s Fees

RSM US LLP performed various audit and other services for us during 2015 and for the period from our inception on June 19, 2014, to December 31, 2014. Fees for professional services provided by RSM US LLP in 2015 and the period from our inception to December 31, 2014 in each of the following categories are:

	2015	Date of Inception to December 31, 2014
Audit Fees	$5,500	$30,089
Audit-Related Fees	22,620	13,900
Tax Compliance and Consulting Fees	1,400	—
All Other Fees	60,357	8,010
Total Fees	$89,877	$51,999

“Audit Fees” relate to fees and expenses billed by RSM US LLP for the annual audit, including the audit of our financial statements, review of our quarterly financial statements and for comfort letters and consents related to stock issuances.

The Total Fees of $141,876 incurred by RSM US LLP were paid by Freedom Capital Investment Management LLC, an affiliate of, and for the benefit of, the Company. Freedom Capital Investment Management LLC may be reimbursed for these fees paid under the terms of the investment advisory and administrative services agreement.

Pre-Approval Policies and Procedures

Our Audit Committee reviews, negotiates and approves in advance the scope of work, any related engagement letter and the fees to be charged by the independent registered public accounting firm for audit services and permitted non-audit services for the Company. Any requests for audit, audit-related, tax and other services that have not received general pre-approval must be submitted to the Audit Committee for specific pre-approval in accordance with its pre-approval policy, irrespective of the amount, and cannot commence until such approval has been granted. Normally, pre-approval is considered at regularly scheduled meetings of the Audit Committee. However, the Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by RSM US LLP to management. All of the audit and permitted non-audit services described above for which RSM US LLP billed the Company for the fiscal years ended December 31, 2015 and 2014 were pre-approved by the Audit Committee.

Audit Committee Report

The Audit Committee operates under a written charter adopted by our board of directors. The Audit Committee is currently composed of Messrs. Hall, Duhamel and Looney. Management is responsible for the Company’s internal control over financial reporting and the financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with Standards of the Public Company Accounting Oversight Board (United States), and expressing an opinion on the conformity of the Company’s financial statements to U.S. generally accepted accounting principles (“GAAP”). The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee is also directly responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm.

Pre-Approval Policy

The Audit Committee has established a pre-approval policy that describes the permitted audit, audit-related, tax and other services to be provided by RSM US, LLP (“RSM”), the Company’s independent registered public accounting firm. The policy requires that the Audit Committee pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the firm’s independence.

Any requests for audit, audit-related, tax and other services that have not received general pre-approval must be submitted to the Audit Committee for specific pre-approval, irrespective of the amount, and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

Review with Management

The Audit Committee has reviewed, and discussed with management, the Company’s audited financial statements. Management has represented to the Audit Committee that the Company’s financial statements were prepared in accordance with GAAP.

Review and Discussion with Independent Registered Public Accounting Firm

The Audit Committee reviewed and discussed the Company’s audited financial statements with management and RSM, the Company’s independent registered public accounting firm, with and without management present. The Audit Committee discussed the results of RSM’s examinations, the Company’s internal controls, and the quality of the Company’s financial reporting. The Audit Committee also reviewed the Company’s procedures and internal control processes designed to ensure full, fair and adequate financial reporting and disclosures, including procedures for certifications by the Company’s Principal Executive Officer and Principal Financial Officer that are required in periodic reports filed by the Company with the SEC. The Audit Committee concluded that the Company employs appropriate accounting and auditing procedures.

The Audit Committee also discussed with RSM matters relating to RSM’s judgments about the quality, as well as the acceptability, of the Company’s accounting principles as applied in its financial reporting as required by the Public Company Accounting Oversight Board Accounting Standard 16 (Communication with Audit Committees). In addition, the Audit Committee has discussed with RSM its independence from management and the Company, as well as the matters in the written disclosures received from RSM and required by Public Company Accounting Oversight Board Rule 3520 (Auditor Independence). The Audit Committee received a letter from RSM confirming its independence and discussed it with them. The Audit Committee discussed and reviewed with RSM the Company’s critical accounting policies and practices, internal controls, other material written communications to management, and the scope of RSM’s audits and all fees paid to RSM during the fiscal year. The Audit Committee has adopted guidelines requiring review and pre-approval by the Audit Committee of audit and non-audit services performed by RSM for the Company. The Audit Committee has reviewed and considered the compatibility of RSM’s performance of non-audit services with the maintenance of RSM’s independence as the Company’s independent registered public accounting firm.

Conclusion

Based on the Audit Committee’s review and discussions with management and the independent registered public accounting firm referred to above, the Audit Committee’s review of the Company’s audited financial statements, the representations of management and the report of RSM to the Audit Committee, the Audit Committee recommended to the board of directors that the audited financial statements as of and for the year ended December 31, 2015 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC. The Audit Committee also recommended the selection of RSM to serve as the independent registered public accounting firm of the Company for the year ending December 31, 2016.

Respectfully Submitted,

The Audit Committee

Keith Hall (Chair)
David R. Duhamel
Steven M. Looney

AVAILABLE INFORMATION

We are required to file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the Exchange Act. You may inspect and copy these reports, proxy statements and other information at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information filed electronically by us with the SEC. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing to the SEC’s Public Reference Room. This information will also be available free of charge by contacting us at Freedom Capital Corporation, 1560 Wilson Boulevard, Suite 450, Arlington, VA 22209, by telephone at (703) 259-8204, or on our website at www.freedomcapitalfunds.com.

SUBMISSION OF STOCKHOLDER PROPOSALS

The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our Board a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our Board, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our Board any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Our annual meeting of stockholders is generally held in May of each year. We will consider for inclusion in our proxy materials for the 2017 Annual Meeting of Stockholders, stockholder proposals that are received at our executive offices, in writing, no later than 5:00 p.m. (Eastern Time) on December 13, 2016, and that comply with all applicable requirements of Rule 14a-8 promulgated under the Exchange Act.

Any stockholder who wishes to propose a nominee to the board of directors or propose any other business to be considered by the stockholders (other than a stockholder proposal to be included in our proxy materials pursuant to Rule 14a-8 of the Exchange Act) must comply with the advance notice provisions and other requirements of our bylaws. A stockholder who intends to present a proposal at the next annual meeting, including the nomination of a director, must submit the proposal in writing to Secretary, Freedom Capital

Corporation, 1560 Wilson Boulevard, Suite 450, Arlington, VA 22209, and the proposal should be received by the Company no later than January 2, 2017. In the event that the date of the 2017 Annual Meeting of Stockholders is advanced or delayed by more than thirty (30) days from the first anniversary of the date that this information statement is first mailed to stockholders, a timely notice by the stockholder must be delivered no earlier than 120 days prior to the first anniversary of the notice of mailing of this information statement and not later than the close of business on the later of (i) the 90th day prior to the date of mailing of this information statement or (ii) the tenth day following the day on which public announcement of the date of mailing of the notice for the 2017 Annual Meeting of Stockholders is first made. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

PRIVACY NOTICE

We are committed to protecting your privacy. This privacy notice explains the privacy policies of Freedom Capital Corporation and its affiliated companies. This notice supersedes any other privacy notice you may have received from Freedom Capital Corporation.

We will safeguard, according to strict standards of security and confidentiality, all information we receive about you. The only information we collect from you is your name, address, number of shares you hold and your social security number. This information is used only so that we can send you annual reports and other information about us, and send you proxy statements or other information required by law.

We do not share this information with any non-affiliated third party except as described below.

•	Authorized Employees of Freedom Capital Investment Advisors. It is our policy that only authorized employees of Freedom Capita Investment Advisors who need to know your personal information will have access to it.
•	Service Providers. We may disclose your personal information to companies that provide services on our behalf, such as record keeping, processing your trades, and mailing you information. These companies are required to protect your information and use it solely for the purpose for which they received it.
•	Courts and Government Officials. If required by law, we may disclose your personal information in accordance with a court order or at the request of government regulators. Only that information required by law, subpoena, or court order will be disclosed.